Exhibit 10.2

Robert A. Gerard
Chairman of the Board

May 15, 2017

Mr. Thomas A. Gerke
H&R Block
One H&R Block Way
Kansas City, Missouri 64105

Dear Tom:

On behalf of the Board of Directors (the “Board”) of H&R Block, Inc. (the “Company”), I am pleased to provide this letter outlining the terms and conditions of your appointment as President and Chief Executive Officer of the Company in an interim capacity (“Interim CEO”).

1.	Effectiveness and Duration of Appointment

(a)Your appointment as Interim CEO will be effective on August 1, 2017 and will continue thereafter at the pleasure of the Board.
(b)You acknowledge that the Board may, at any time and in its sole discretion subject to Section 3(b) hereof, terminate your appointment as Interim CEO upon the effectiveness of the appointment of a full-time, permanent Chief Executive Officer of the Company.
(c)During the course of your appointment as Interim CEO, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers in similarly-sized companies, and such other duties, authorities and responsibilities as the Board designates from time to time that are not inconsistent with your position.

2.	Salary, Short Term and Long Term Incentives

(a)Effective June 1, 2017 and continuing through the later to occur of (i) the end of the effectiveness of your appointment as Interim CEO and (ii) December 1, 2017, you will receive a base salary equivalent to an amount that would equal $950,000 annually, payable pursuant to the Company’s regular pay periods as the Company or its applicable affiliates may use for other executive-level employees.

One H&R Block Way, Kansas City, MO 64105

To: Thomas A. Gerke

May 15, 2017

(b)You will participate in the Company’s applicable annual Short Term Incentive Plan (“STI Plan”) for its fiscal year 2018, which will be finalized and approved by the Board’s Compensation Committee in June 2017. Your target incentive under the STI Plan will equal $900,000 for fiscal year 2018.  Your ultimate payout under the STI Plan is not guaranteed. Rather, you will be subject to the same terms and conditions as other participants in the applicable STI Plan. Payouts under the STI Plan can range from 0% to 200% of your target, depending on the Company’s performance.
(c)You will be eligible to participate in our annual Long Term Incentive (“LTI”) program for fiscal year 2018, which will be finalized and approved by the Board’s Compensation Committee in June 2017. Your annual targeted LTI award opportunity for fiscal year 2018 will equal $2,500,000. Your ultimate payout under the LTI program is not guaranteed. Rather, the actual payout under awards made under the LTI program, if any, will be based on the Company’s performance. Awards are subject to the terms and conditions set forth in the applicable award agreement and the H&R Block, Inc. 2013 Long Term Incentive Plan (the “LTI Plan”).
(d)In the event that a permanent chief executive officer other than you is selected by the Board, the Board may assign you new duties and, working with the Compensation Committee, make appropriate adjustments to your base salary (subject to the provisions of Section 2(a) herein) and future incentive awards and target bonuses under applicable Company incentive plans, in each case on a go-forward basis and on terms not less favorable than those terms applicable to you immediately prior to your appointment as Interim CEO.

3.	Other Miscellaneous Terms
(a)During the course of your appointment as Interim CEO, you will be entitled to such insurance, sick leave, deferred compensation, vacation, tax preparation, and other similar health and welfare benefits as are approved and provided from time to time to the other executive-level employees of the Company or its affiliates.
(b)Notwithstanding anything to the contrary contained herein, the Company agrees that in no event will it terminate your employment with the Company or its applicable affiliate before July 31, 2018, except in the event of a termination for Cause as such term is defined in the H&R Block, Inc. Executive Severance Plan.
(c)In the event that you terminate your employment with the Company or its applicable affiliate due to retirement effective on July 31, 2018 or later, the Compensation Committee will consider whether to pay in full or on a prorated basis a short term incentive award under the terms and conditions of the STI Plan for the fiscal year in which your retirement becomes effective, as contemplated by Section 2.3 of the Amended and Restated H&R Block Executive Performance Plan.

To: Thomas A. Gerke

May 15, 2017

(d)Except as described in this letter, all other terms and conditions regarding your employment with the Company or its applicable affiliate will remain effective and enforceable.
In order to acknowledge your understanding of the terms set forth in this letter, please sign and date this letter below and return to my attention at your earliest convenience.

Sincerely,

H&R Block, Inc.

By:    /s/ Robert A. Gerard
Robert A. Gerard
Chairman of the Board

Your signature below indicates that your acknowledgement and understanding of the terms set forth in this letter.

/s/ Thomas A. Gerke                              5/15/17
Signature                                                                            Date of signature

Thomas A. Gerke
Name